FEDERAL SIGNAL CORPORATION
            Corporate Management Incentive Bonus Plan



The incentive bonus plan has been established to provide an incentive to key corporate officers and management employees of Federal Signal Corporation to attain the highest performance possible in each year. The plan provides key executives with an opportunity to add to their total annual compensation, if the corporation attains prescribed levels of return on capital. The details of the plan follow.

I.   Incentive bonus calculations

 A)  Target bonus

     A target bonus amount will be established for each plan participant in the plan. This target bonus amount will be based upon a specified percentage of the participant's salary.

 B)  Bonus goals

     1) Seventy-five percent (75%) of the bonus amount will be based on corporate return on capital, (ROC). For this purpose, ROC is defined as the percent of pre-tax, pre-bonus income excluding extraordinary items (see
         Section IID5) plus interest on long-term debt divided by the year's monthly average of the sum of stockholders equity plus long-term debt.

     2) Twenty-five percent (25%) of the bonus amount is discretionary based on an evaluation of the participants performance. (See Section IIC) This part of your bonus also constitutes payment for any unused vacation and by accepting the bonus payment you waive any claims for payment for unused vacation.

 C)  Performance goals

     Each participant's bonus will be subject to calculation in accordance with the scale on Attachment A as appropriate, for total corporate performance. The actual bonus available for the discretionary award may be at least 25% of the target bonus, even if the actual performance portion may be below the minimum target bonus. If the actual performance portion is higher than target, the discretionary bonus will be calculated using the same bonus rate.

II.  Administration

 A)  Selection of participants and bonus level

     Selection of corporate participants and bonus levels will be made by the President of the corporation. The
     Compensation/Stock Option Committee of the Board of
     Directors will review and give approval for recommended material changes to the plan as submitted.

 B)  Determination of bonus award

     Following the completion of the year-end audit, the actual bonus for each participant will be calculated as follows:

     1) Calculate the return on capital (ROC) percentage according to Section IB.

     2) Using Attachment A, find appropriate bonus ratio based on the ROC.

     3) Multiply the target bonus by the bonus ratio as determined in Section IIB2.

     4) If the bonus ratio is less than 1.0, the discretionary portion (25%) may still be paid at the amount of the target bonus for the discretionary portion (see Section
         IC).

 C)  Determination of discretionary award

     Each participant will be evaluated against the following criteria:

     1) General performance of the participant's responsibilities.

     2)  Meeting the participant's objectives and/or priorities.

     3) Evaluation of initiative, attitude, and dedication to the company.

     4)  Management development of self and subordinates.

     5)  Professional and personal conduct.

     The President, in his sole discretion, will determine the amount, if any, of this portion of the participant's bonus payment.

 D)  Other considerations

     1) Bonus awards will be paid only to participants who are actively employed as of the bonus payment date.

     2) In the event of the retirement of a participant during the management incentive bonus plan year, the amount of bonus award will be based on the full year results with credit for the number of completed months worked as a percent of the full plan year.

     3) The addition of new participants, including new employees to the plan during the year, and the bonus levels for those individuals, must be approved, in writing, by the President. Any changes for participants regardless of the reason, (promotion, change of responsibility, upgrading of salary in the same position) must also be approved by the President. Approval, in writing, in any case must be obtained prior to communication to the individual concerned.

     4) Unless otherwise approved by the President, in writing, this incentive bonus plan will be the sole incentive plan under which participants included in this plan may participate.

     5) Income will be inclusive of any changes in reserves, but will exclude any capital gains or losses and other unusual gains or losses such as proceeds of fire or casualty insurance or changes in accounting practices. In cases of uncertainty, the decision of the President will be final.